Exhibit 3.1

BOARD RULES

Playa Hotels & Resorts N.V.

adopted by the Board on

March 9, 2017, amended as of March 19, 2020

INTRODUCTION

Article 1

1.1	These rules govern the organization, decision-making and other internal matters of the Board. In performing their duties, the Directors shall act in compliance with these rules.

1.2	These rules are complementary to, and subject to, the Articles of Association and applicable laws and regulations.

1.3	These rules shall be posted on the Company’s website.

DEFINITIONS AND INTERPRETATION

Article 2

2.1	In these rules the following definitions shall apply:

Appendix	An appendix to these rules.

Article	An article of these rules.

Articles of Association	The Company’s articles of association.

Audit Committee	The audit committee established by the Board.

Board	The Company’s board of directors.

Board Meeting	A meeting of the Board.

Chief Executive Officer	The Company’s chief executive officer.

Committee	The Audit Committee, the Compensation Committee and the Nominating Committee and any other permanent or ad hoc committee established by the Board.

Committee Charter	The charter concerning the organization, decision-making and other internal matters of the relevant Committee.

Company	Playa Hotels & Resorts N.V.

Company Group	The Company and its subsidiaries.

Company Secretary	The person who is appointed as the Company’s company secretary.

Compensation Committee	The compensation committee established by the Board.

Conflict of Interests	A direct or indirect personal interest of a Director which conflicts with the interests of the Company and of the business connected with it.

DCGC	The Dutch Corporate Governance Code.

Director	A member of the Board.

Executive Director	An executive Director.

General Meeting	The Company’s general meeting of shareholders.

Lead Independent Director	The chairman of the Board for purposes of Dutch law and the DCGC.

NASDAQ	The NASDAQ Stock Market.

Nominating Committee	The nominating and governance committee established by the Board.

Non-Executive Director	A Director other than an Executive Director.

Simple Majority	More than half of the votes cast.

2.2	References to statutory provisions are to those provisions as they are in force from time to time.

2.3	Terms that are defined in the singular have a corresponding meaning in the plural.

2.4	Words denoting a gender include each other gender.

2.5	Except as otherwise required by law, the terms “written” and “in writing” include the use of electronic means of communication.

COMPOSITION

Article 3

3.1	The Board currently consists of one Executive Director and seven Non-Executive Directors.

3.2

Subject to Article 17, the Board may, from time to time, change the number of Executive Directors and the number of Non-Executive Directors who should have a seat on the Board, taking into account recommendations from the Nominating Committee. Any such change shall be subject to the applicable limitations under the Articles of Association. When deciding on a change of the number of Directors who should have a seat on the Board, the Board shall also consider the relevant provisions of the DCGC and shall ensure that the majority of the Board remains composed of (i) Non-Executive Directors and (ii) Directors who meet the independence requirements of NASDAQ as in effect from time to time.

3.3

For as long as only one Executive Director has been appointed, that Executive Director shall automatically be the Chief Executive Officer. If more than one Executive Director has been appointed, the Board (on the basis of a recommendation from the Nominating Committee) shall elect one Executive Director to be the Chief Executive Officer. An Executive Director shall cease to be the Chief Executive Officer:

a.	automatically when he ceases to be an Executive Director; or

b.	upon his removal as Chief Executive Officer by the Board, provided that he shall subsequently continue his term of office as an Executive Director without having the title of Chief Executive Officer.

3.4	The Chief Executive Officer may carry the title “Chairman and Chief Executive Officer”.

3.5

The group of Non-Executive Directors (on the basis of a recommendation from the Nominating Committee) shall elect a Non-Executive Director to be the Lead Independent Director on an annual basis. The group of Non-Executive Directors may dismiss the Lead Independent Director, provided that the Non-Executive Director so dismissed shall subsequently continue his term of office as a Non-Executive Director without having the title of Lead Independent Director.

3.6	The Lead Independent Director shall act as the chairman of the Board for purposes of Dutch law and the DCGC.

3.7

The Board shall elect a Non-Executive Director to be the Vice-Chairman. The Board may dismiss the Vice-Chairman, provided that the Non-Executive Director so dismissed shall subsequently continue his term of office as a Non-Executive Director without having the title of Vice-Chairman.

DIRECTOR QUALIFICATION STANDARDS

Article 4

4.1	Without prejudice to Article 8.3:

a.

a majority of the members of the Board must meet the criteria for independence under the NASDAQ listing rules, as in effect from time to time and as interpreted by the Board in its business judgment; and

b.	the Board also intends to meet the criteria for independence under the DCGC, to the extent reasonably practicable.

4.2	The Board shall undertake an annual review of the independence of the Directors and:

a.

in accordance with the applicable independence criteria under the NASDAQ listing rules, shall affirmatively determine that each “independent” Director has no material relationship with the Company (either directly or indirectly, including as a partner, shareholder or officer of an organization that has a relationship with the Company); and

b.

in accordance with the applicable independence criteria under the DCGC, shall affirmatively determine who of the Non-Executive Directors qualify as independent and whether the Board should take steps to increase the number of Non-Executive Directors who qualify as independent under the provisions of the DCGC.

The names of the independent Directors shall be published in the Company’s annual proxy statement to shareholders or in the Company’s annual report on Form 10-K.

4.3

The Nominating Committee has adopted, and the Board has ratified, the Company’s policy regarding Director qualification requirements and the process for identifying and evaluating Director candidates. Such policy also, together with the relevant sections of these rules, serves as the Board’s profile as referred to in the DCGC.

4.4	The Board has determined not to establish a mandatory retirement age for Directors.

4.5

The Board has determined not to establish term limits for Directors. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of Directors who have been able to develop, over a period of time, increasing insight into the Company and its operations based on their understanding of the Company’s history, policies and objectives and, therefore, provide an increasing contribution to the Board as a whole. As an alternative to term limits, the Nominating Committee shall review each Director’s continuation on the Board every year, taking into account the relevant provisions of the DCGC. This will allow each Director the opportunity to confirm his desire to continue as a member of the Board.

4.6

The Company recognizes the importance of the Directors having the requisite time to devote to carrying out their duties and responsibilities towards the Company. The Company does not have a policy limiting the number of other positions which a Director may have, provided that:

a.

upon the recommendation or nomination of Directors or Director candidates for (re)appointment by the General Meeting, the Nominating Committee and the Board shall take into account the applicable limitations on the number of other positions any such Director or Director candidate may hold under applicable law, and the number of other public company boards and other boards (or comparable governing bodies) on which the Director or Director candidate is a member;

b.

Directors shall disclose any public company board position (and an Executive Director shall also disclose any other material position) they are considering to take to the Board in advance and, at least annually, any such position held by incumbent Directors should be discussed by the Board;

c.

in case of a Director changing his principal occupation or business association, or taking on significant additional business responsibilities, the Director shall promptly notify the Board and the Nominating Committee shall make a recommendation to the Board as to whether it believes it is appropriate for such Director to continue to serve on the Board;

d.	no member of the Audit Committee may serve simultaneously on the audit committees of more than two other public companies; and

e.	an Executive Director should not accept a non-executive or supervisory position on the board of another public company without the approval of the Board.

4.7

Director candidates and incumbent Directors (as the case may be) shall be nominated annually for (re)appointment for a term ending at the end of the annual General Meeting to be held in the year following their (re)appointment. Any such nomination shall be made by the Board on the basis of the recommendations of the Nominating Committee.

4.8	A Director should retire early in the event of inadequate functioning, structural incompatibility of interests, and in other instances in which this is deemed necessary by the Board.

TASKS AND RESPONSIBILITIES

Article 5

5.1

In addition to the responsibilities that follow from applicable law, the Articles and the DCGC, the Directors are collectively responsible for the Company’s general affairs and the business connected with it. The Executive Director(s) shall primarily be charged with the Company’s day-to-day operations and the Non-Executive Directors shall primarily be charged with the supervision of the performance of the duties of the Directors.

5.2

In performing their duties, Directors shall be guided by the interests of the Company and its business and, in this respect, the Directors shall take the interests of all of the Company’s stakeholders into proper consideration. Directors shall have access to management and, as necessary and appropriate, the Company’s independent advisors.

5.3

After their appointment, all Directors should follow a formal orientation program geared to their role. This program should cover general financial, social and legal affairs, financial reporting by the Company, specific aspects that are unique to the Company’s business, the culture within the Company Group and the tasks and responsibilities of a Director and should also include presentations by management to familiarize new Directors with the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Business Conduct and Ethics, its principal officers and its independent auditors. From time to time, the Board may set aside time during its Board Meetings to provide continuing director education for the benefit of the Directors, so that they stay actively informed and up to date on current issues relating to Director responsibilities if and when appropriate. The Company will pay all reasonable expenses relating to continuing director education.

5.4

The Board shall formulate and approve a strategy on long-term value creation, considering aspects such as the implementation and feasibility of such strategy, the Company’s business model, the market(s) in which the Company operates, the Company’s risk appetite, the Company’s targets and non-financial issues relevant to the Company (including corporate social responsibility).

5.5	The Board shall establish policies and principles for the selection, and possible succession planning, of Directors, the Chairman and Chief Executive Officer and other management officers.

5.6	The Board shall consider and decide upon all matters, provided that:

a.	the Board’s tasks and responsibilities, as well as its decision-making authority, in respect of the matters described in Appendix A are delegated to the Chairman and Chief Executive Officer;

b.	the Board has delegated some of its tasks and responsibilities to the Committees, as described in the respective Committee Charters;

c.	the Board’s decision-making authority in respect of the matters described in the Committee Charters are delegated to the respective Committees; and

d.

the Board may, from time to time and with due observance of applicable law, the NASDAQ listing rules and the DCGC, delegate such further tasks and responsibilities and/or decision-making authority to one or more Committees and/or to one or more Directors, as the Board considers appropriate.

Committees and Directors to whom decision-making authority has been delegated as set out above can validly pass resolutions in respect of the matters which fall under their tasks and responsibilities and any such resolution shall be considered to be a resolution of the Board.

5.7

The Board shall be assisted by the Company Secretary. The Company Secretary shall be appointed and dismissed by the Board. The Company Secretary shall ensure that proper procedures are followed within the organization of the affairs of the Board and the Committees and that statutory obligations and obligations under the Articles of Association are complied with. The Company Secretary shall also ensure the provision of information to the Directors and is expected to assist the Lead Independent Director in the organization of the affairs of the Board.

5.8

At least annually, the Board shall conduct an annual review and self-evaluation in order to determine whether it and its Committees are functioning effectively, consistent with the NASDAQ listing rules and the DCGC. This review shall include a discussion on the Board’s profile and composition and the competence and functioning of the individual Directors and may include presentations to the Board by each Committee chairperson and/or the Company’s outside advisors, including its legal counsel and independent auditor. As part of this annual review, the Board shall also identify any aspects with regard to which Directors require further training or education. The Nominating Committee shall be responsible for overseeing the annual evaluation process.

MEETINGS AND DECISION-MAKING

Article 6

6.1

The Board shall meet as often as the Lead Independent Director or the Chairman and Chief Executive Officer or any two Directors jointly deem(s) necessary or appropriate, provided that there shall be at least four regularly scheduled Board Meetings in each calendar year.

6.2

To promote open discussion among Non-Executive Directors, the Board may exclude the Executive Director(s) or other management participation from all, or any portion of, any Board Meeting. In addition, the Executive Director(s) shall recuse themselves from all, or any portion of, a Board Meeting to the extent that it concerns matters in respect of which applicable law, the NASDAQ listing rules and/or the DCGC requires or recommends that they be deliberated and/or resolved upon by the Non-Executive Directors outside the presence of the Executive Director(s).

6.3

If the group of Non-Executive Directors includes Directors who are not independent under the NASDAQ listing rules, it is the Company’s policy that there will be regularly scheduled meetings and no less than one meeting per calendar year, of the Non-Executive Directors who are independent under the NASDAQ listing rules. The Lead Independent Director shall preside at such sessions.

6.4

Without prejudice to Articles 6.2 and 6.3, Directors are expected to attend all Board Meetings and to review the materials sent to the Directors in preparation of any such Board Meeting. If a Director is frequently absent at, or frequently comes unprepared to, Board Meetings, he shall be required to account for his absence to the Board.

6.5	A Board Meeting may be convened by the Lead Independent Director or by the Chairman and Chief Executive Officer or by any two Directors jointly by means of a written notice.

6.6

All Directors shall be given reasonable notice of at least five days for all Board Meetings, unless a shorter notice is required to avoid a delay which could reasonably be expected to have an adverse effect on the Company and/or the business connected with it. Notice of a Board Meeting shall include the date, time, place and agenda for that Board Meeting and shall be sent to the Directors in writing. The Notice shall be accompanied by any relevant documentation and information to be discussed at the Board Meeting.

6.7	If a Board Meeting has not been convened as described in Articles 6.5 and 6.6, resolutions may nevertheless be passed at such Board Meeting by a unanimous vote of all Directors.

6.8

At the invitation of the Board, members of management and/or the Company’s outside advisors, including its legal counsel and independent auditor, may attend Board Meetings for the purpose of participating in the discussions.

6.9

All Board Meetings shall be chaired by the Lead Independent Director or, in his absence, by the Vice-Chairman or, in his absence, by another Director designated by the Directors present at the relevant Board Meeting. The chairman of the Board Meeting shall appoint a secretary to prepare the minutes of the proceedings at such Board Meeting. The secretary does not necessarily need to be a Director.

6.10

The minutes of a Board Meeting shall be adopted in the same or in a subsequent Board Meeting. Minutes of the proceedings at a Board Meeting shall be sufficient evidence thereof and of the observance of all necessary formalities, provided that such minutes are certified by the Lead Independent Director or any two other Directors.

6.11	Each Director may cast one vote in the decision-making of the Board.

6.12	A Director can be represented by another Director holding a written proxy for the purpose of the deliberations and the decision-making of the Board.

6.13	Resolutions of the Board shall be passed, irrespective of whether this occurs at a Board Meeting or otherwise, by Simple Majority unless these rules provide differently.

6.14	Invalid votes, blank votes (i.e., where no choice has been made) and abstentions shall not be counted as votes cast.

6.15	Board Meetings can be held through audio-communication facilities, unless a Director objects thereto.

6.16

Resolutions of the Board of Directors may, instead of at a Board Meeting, be passed in by written consent, provided that all Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 6.11 through 6.14 apply mutatis mutandis.

CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Article 7

7.1

The Chairman and Chief Executive Officer shall be charged with the Company’s day-to-day operations, is primarily responsible for managing the operations of the Company Group and has the authority to individually represent the Company.

7.2

Matters described in Appendix A can be validly resolved upon by the Chairman and Chief Executive Officer without any further resolutions, approvals, consents, consultations or other active involvement of the Board, and the Company shall have full and complete authority to engage in such matters.

7.3	The Chairman and Chief Executive Officer may authorize executive officers and other employees to represent the Company on a continuing basis.

LEAD INDEPENDENT DIRECTOR

Article 8

8.1

The Lead Independent Director shall ensure the proper functioning of the Board and the Committees, and shall act as a liaison between (i) management, including the Chairman and Chief Executive Officer, (ii) independent Directors (as determined in accordance with NASDAQ rules), (iii) employees reporting misconduct that by their nature cannot be brought to management, and (iv) interested parties and the Board.

8.2

Without prejudice to any other tasks and responsibilities attributed to the Lead Independent Director pursuant to applicable law, the NASDAQ listing rules and the DCGC, the Lead Independent Director shall ensure that:

a.	the Directors receive at the appropriate time all information necessary for the proper performance of their duties;

b.	there is sufficient time for deliberation and decision-making by the Board and the Committees;

c.	the Board and the Committees remain properly constituted and function properly;

d.	the annual review referred to in Article 5.8 is carried out;

e.	the Company has proper and effective contact with its employee representatives and (with due observance of the Company’s public disclosure policy) its shareholders;

f.	the General Meeting is conducted orderly and efficiently; and

g.	the Directors follow the orientation program and subsequently receive sufficient education and training described in Article 5.3.

8.3	The Lead Independent Director should not be a former Executive Director and should be independent under the criteria of both the NASDAQ listing rules and the DCGC.

8.4	The Lead Independent Director shall not also chair the Audit Committee or the Compensation Committee.

8.5

As a general principle, the Lead Independent Director is expected to chair the General Meeting. As such, the Lead Independent Director shall be the principal point of contact for those attending the General Meeting. The Lead Independent Director, as chairman of the General meeting, shall be charged with safeguarding the orderly proceedings at the General Meeting.

8.6

The Vice-Chairman shall act for the Lead Independent Director when the occasion arises. All duties of the Lead Independent Director shall vest in the Vice-Chairman if the Lead Independent Director is absent or unable to act. The Vice-Chairman shall also act as point of contact for Directors concerning the functioning of the Lead Independent Director.

8.7

Shareholders may send correspondence addressed to the Board directly to the Lead Independent Director. The Lead Independent Director will decide what action, if any, should be taken with respect to any such communication, including whether such communication should be reported to the Board.

COMPENSATION

Article 9

9.1

The Company has a compensation policy concerning, among other things, the compensation of the Directors, which sets forth a compensation structure designed to attract, retain and motivate Directors with the leadership qualities, skills and experience needed to support the management and growth of the Company’s business. Such policy contains the principles for determining the form and amount of Director compensation.

9.2

The compensation for the Directors shall be determined by the Board at the recommendation of the Compensation Committee, within the framework of the Company’s compensation policy and with due regard to applicable law, the NASDAQ listing rules and the DCGC. Non-Executive Directors shall be compensated for their service to the Company in cash and/or equity of the Company on a basis that is commensurate with the commitment made by such Directors to serve the Company, and taking into account the compensation paid to directors by other similarly situated public companies. The Board shall be critical, also with a view to public perception, when determining the form and amount of Director compensation.

9.3

The Board recognizes that Directors’ independence may be jeopardized if Director compensation and perquisites exceed customary levels, if the Company makes substantial charitable contributions to organizations with which a Director is affiliated, or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a Director or an organization with which the Director is affiliated, and therefore such actions are discouraged. The Board shall critically evaluate each of these matters when determining the form and amount of Director compensation, and the independence of a Director.

SHARE OWNERSHIP GUIDELINES

Article 10

10.1

In order to align the Director’s interests with the interests of the stakeholders of the Company, each Non-Executive Director and each of the Company’s named executive officers is expected to have a financial interest in the Company. The Board shall evaluate the ownership status of the Directors and its named executive officers at the end of each fiscal year.

10.2

The Chairman and Chief Executive Officer is required to own shares equal in value to at least five times his base salary. Each of the other named executive officers of the Company is required to own shares equal to at least three times his base salary. The Chairman and Chief Executive Officer and the other named executive officers must comply with the ownership requirement within five years of their appointment.

10.3

Each Non-Executive Director is required to own shares equal in value to five times his annual base cash retainer, to the extent such Non-Executive Director receives securities in connection with service on the Board. Non-Executive Directors must comply with the ownership requirement within five years of their appointment and are required to hold shares at this level while serving as a Director.

10.4

For purposes of this Article, shares shall include all classes of shares beneficially owned by such person, including shares received as compensation, preferred shares, time vested restricted shares or share units and vested stock options.

10.5 The Nominating Committee may waive the share ownership requirements in the event of financial hardship or other good cause.

CONFLICT OF INTERESTS AND RELATED PARTY TRANSACTIONS

Article 11

11.1

A Director shall immediately report any actual or potential Conflict of Interests which is of material significance to the Company and/or to such Director to the Lead Independent Director (and if the Lead Independent Director has any such actual or potential Conflict of Interests, he shall immediately report this to the Vice-Chairman) and the Audit Committee, and shall provide all relevant information concerning such Conflict of Interests. The Board shall decide, without the Director concerned being present, whether there is a Conflict of Interests.

11.2

Except as otherwise agreed in writing by the Company and Hyatt Hotels Corporation (“Hyatt”), neither the Company Group nor Hyatt shall have any duty to refrain from engaging, directly or indirectly, in the same or similar activities or lines of business as the other; provided that Hyatt may not pursue a corporate opportunity if the opportunity was discovered, directly or indirectly, through the use of Company Group property or information, or was offered to a Hyatt affiliated Director expressly in his or her capacity as a director of the Company (although Hyatt may pursue such opportunity if it is discovered through other means, whether before or after its discovery through the use of Company Group property or information or offer to a Hyatt affiliated Director provided that in pursuing such opportunity no confidential Company Group information is used and the other provisions of this Article 11 and the provisions of Article 16 are complied with). If a Director affiliated with Hyatt has an actual or potential Conflict of Interests due to his position as a Director and his relationship with Hyatt, such director shall immediately report such Conflict of Interests pursuant to Section 11.1.

11.3

A Director shall not participate in the deliberations and decision-making of the Board on a matter in relation to which he has a Conflict of Interests. If all Directors have Conflicts of Interests and as a result thereof, no resolution can be passed by the Board, the resolution shall nevertheless be passed by the Board as if none of the Directors has a Conflict of Interests.

11.4	Transactions in which there is a Conflict of Interests shall be performed and disclosed in accordance with applicable law, the NASDAQ listing rules and the DCGC.

11.5

The Company has a policy on related party transactions in order to ensure that such related party transactions (as defined in further detail in such policy) are properly reviewed, approved and disclosed in accordance with applicable law, the NASDAQ listing rules and the DCGC.

CHIEF EXECUTIVE OFFICER EVALUATION AND MANAGEMENT SUCCESSION

Article 12

12.1

The Compensation Committee shall conduct an annual review of the Chairman and Chief Executive Officer’s performance in accordance with policies and principles set forth in its Committee Charter. The Board shall review the results of the Compensation Committee’s annual review in order to ensure that the Chairman and Chief Executive Officer is providing the best leadership for the Company in the long and short terms.

12.2

The Board shall periodically evaluate policies and principles for Chairman and Chief Executive Officer selection and succession planning so as to facilitate smooth transitions of leadership. If appropriate, the Board shall establish a Committee to assist it in evaluating potential successors to the Chairman and Chief Executive Officer.

BOARD COMMITTEES

Article 13

13.1	The Board has established the Audit Committee, the Compensation Committee and the Nominating Committee and may establish such other Committees as deemed to be necessary or appropriate by the Board.

13.2

Subject to Articles 5.6 and 17.2, the Board shall approve the Committee Charters and both the Board and a majority of the applicable Committee members must approve any changes to any existing Committee Charter.

OWNERSHIP OF AND TRADING IN SECURITIES

Article 14

14.1	The Directors shall be subject to the Company’s policy on the ownership of and trading in Company securities.

14.2	In addition, each Director shall practice great reticence:

a.

when conducting a transaction in securities issued by another listed company if this could reasonably create the appearance of such Director possessing, or being able to possess, price-sensitive information concerning such company; and

b.	in the ownership of and trading in securities issued by, or relating to, another listed company which is a direct competitor of the Company.

RETENTION OF OUTSIDE ADVISORS

Article 15

The Board and each Committee shall have the power to retain and terminate independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance. The Company shall provide the necessary means for this purpose.

CONFIDENTIALITY

Article 16

16.1

Each Director shall at all times (including after his resignation, removal or during a suspension) treat all information and documentation obtained in his capacity as a Director with due discretion and, in the case of confidential information or documentation, with utmost confidentiality.

16.2	Confidential information and documentation shall not be disclosed outside the Board, unless to the extent that:

a.	such disclosure is required under applicable laws or regulations and/or by any competent court or other authority;

b.	it concerns a disclosure to professional advisors of a Director, subject to a duty of confidentiality and only to the extent necessary for any lawful purpose;

c.	such information has already become public knowledge at the date of such disclosure other than through the improper disclosure by a Director;

d.	such disclosure is allowed under a duly executed confidentiality agreement between the Director and the Company; or

e.	such disclosure has been authorized by the Board.

AMENDMENTS

Article 17

17.1	The Nominating Committee will review these rules from time to time, and if it determines modifications are required, will make recommendations to the Board.

17.2

The Board may amend or supplement these rules (including all Appendices) and allow temporary deviations from these rules (including all Appendices) pursuant to a resolution passed by a majority of at least two thirds of the full Board (including any vacancies on the Board at the time of the resolution being passed).

GOVERNING LAW AND JURISDICTION

Article 18

These rules shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with these rules shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam.

APPENDIX A

MATTERS DELEGATED TO THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

1.	Any matter relating to the Company’s day-to-day operations.

2.	Representing and binding the Company vis-à-vis third parties.

3.	Determining any logistical matter in relation to any General Meeting.

4.	Approving non-material changes to the business plan, strategy or budget of the Company or any business segment of the Company Group.

5.	Setting performance targets for the Company Group.

6.	Monitoring the operational and financial performance of the Company Group.

7.	Effecting intra group organizational changes to the structure of the Company Group.

8.	Making investments and divestments representing a value of up to 5% of the total assets of the Company Group.

9.

Entering into financing arrangements for an amount of up to 5% of the total assets of the Company Group and to provide sureties, guaranties or similar undertakings in connection with any such financing arrangement.

10.

Entering into and terminating strategic alliances that are not considered to be material to the Company Group, provided that strategic alliances in respect of which the Company Group’s interest represents a value not exceeding 5% of the total assets of the Company Group shall not be considered to be material.

11.	Approving the issuance of any equity or debt securities representing a value of up to $75 million in connection with any acquisitions.

12.	Terminating the employment contracts of employees of the Company Group (unless it concerns a considerable number of employees at the same time or within a short period of time).

13.	Non-material changes in the working conditions of employees of the Company Group.